Exhibit 2.1

CONTRACT FOR SALE AND PURCHASE

BETWEEN

DON BELL INDUSTRIES, INC.

SELLER

AND

DON BELL SIGNS, LLC

BUYER

DATED AS OF JANUARY 4, 2002.

CONTRACT FOR SALE AND PURCHASE

THIS CONTRACT FOR SALE AND PURCHASE, hereinafter “Contract” or “Agreement”, executed this 4th day of  January, 2002, by and between DON BELL INDUSTRIES, INC., whose address is c/o Display Technologies, Inc., 6225 Old Concord Road, Charlotte, North Carolina 28213 hereinafter referred to as “Seller” and DON BELL SIGNS, LLC, a Florida Limited Liability Company, hereinafter referred to as “Buyer”, whose address is 365 Oak Place, Port Orange, Florida 32127.

W I T N E S S E T H :

WHEREAS, Seller is the owner of that certain parcel of real property more particularly described in Exhibit “A” attached hereto (“Real Property” or “Property”) and consisting of approximately 7+/- acres of land and approximately 32,000+/- square feet of manufacturing, sales and office space which physical address is 365 Oak Place, Port Orange, Florida 32127.

WHEREAS, Buyer desires to purchase the Property for the purposes of operating the business of Don Bell Signs LLC. and Certified Display Systems in conjunction with purchase of the business assets (“Intended Use”) and Seller desires to sell such Property to Buyer.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and promises hereinafter contained and in consideration of the deposit paid simultaneously with the execution of this Agreement, the Seller agrees to sell and the Buyer agrees to buy the Real Property upon the following terms and conditions:

1.     Legal Description of Real Estate. The Real Property to be transferred is located in Volusia County, Florida, and is more specifically described by the attached legal description, Exhibit “A”, which by reference is incorporated in this Agreement. Except as hereinafter stated, the Property shall also include all of the Seller’s rights, title and interest in and to all buildings, utility reservations, tap fees, improvements, fixtures, easements, rights-of-way, licenses, privileges, tenements and appurtenances belonging or appertaining to the Property, including but not limited to, all right, title and interest of Seller in and to any land lying in the bed of any canal, stream, lake, street, alley, road or avenue (before or after vacation thereof, and whether previously abandoned or vacated or hereafter abandoned or vacated) or any proposed public street, alley, road or avenue, in front of or adjoining said land to the centerline thereof.

Seller warrants the Property consists of and is approximately 7+/- acres and a building of approximately 32000 square feet, which representation and warranty shall not survive the Closing and shall be merged in the deed at Closing.

2.     Simultaneous Closing. Buyer’s obligation to close hereunder is contingent upon the simultaneous closing of Buyer’s purchase of the business assets of Don Bell Industries, Inc. and Certified Display Systems pursuant to that certain Purchase and Sale Agreement dated January 3, 2002 by and between SouthTrust Bank and Buyer.

3.     Purchase Price and Method of Payment.

The purchase price (“Purchase Price”) for the Real Property shall be ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), which Purchase Price shall be paid to Seller by official bank check, federal reserve check, wire transfer or other immediately available funds (such method of payment to be at Seller’s option) paid to Seller at Closing, plus such lesser or greater amounts as may be required as the results of proration and adjustments in accordance with this Agreement.

4.     Closing Date.

The “Closing Date” or “Closing” of this Agreement and the transfer of title and possession of the Property shall occur on a date and time mutually agreeable to Seller and Buyer, but in no event later than January 16, 2002. The Closing shall be held at 10:00 o’clock a.m. in the offices of Buyer’s attorney, BLACK, SIMS, BURNETT & BIRCH, LLP, 501 North Grandview Avenue, Post Office Drawer 265669, Daytona Beach, Florida 32126-5669, or at such other place as may be mutually agreed upon by the Seller and Buyer. If the Closing Date is Saturday, Sunday or legal or bank holiday, the Closing Date shall automatically be extended until the next business day that is not a Saturday, Sunday or legal or bank holiday.

5.     Allocation of Closing Expenses.

Documentary stamps and any other transfer taxes imposed on the general warranty deed shall be the expense of the Seller. The Seller shall also pay for the cost of curing defects in title and recording curative instruments; provided, however, that Seller’s agreement to pay for the cost of curing defects in title and to pay for the cost of recording curative instruments shall not impose upon Seller any further obligation to cure title defects than is otherwise set forth in this Agreement. Seller shall also pay for the cost of the title insurance commitment, and the Owner’s policy, if issued. Buyer shall pay for recording the deed. Each party shall pay its respective attorney’s fees.

6.     Prorations.

Real and personal property taxes for the year of closing, rents and insurance premiums, if any, and other proratable items, special assessments and public improvement liens which are either pending or confirmed on the Property as of the date of this Contract shall be prorated. Buyer shall be responsible for all assessments and public improvement liens pending or confirmed on the Property which arise after the date of this Agreement; Ad valorem taxes for prior years shall be paid by Seller. For proration purposes, it will be assumed real estate and personal property taxes, if any, are paid upon the tax due date.

7.     Brokerage.

(a)     Seller and Buyer represent and warrant that they have not employed any broker, agent or finder in carrying on the negotiations relative to this Contract, except for Raymond James and Associates, Inc. whose fees will be paid by Seller.

(b)     Each party shall indemnify and hold the other harmless from and against any claim for brokerage or other commissions arising by reason of any claim which may be asserted against such party by reason of the employment of a broker, agent or finder by the other.

8.     FIRPTA Acknowledgment.

At Closing, Seller shall execute and deliver to Buyer two (2) original counterparts of the Certification of Nonforeign Status, in the form attached hereto as Exhibit “B”, with the incomplete provisions thereof completed (or if Temporary Income Tax Regulation Section 1.445-2T is hereafter amended so that Buyer is not entitled to rely upon such Certification of Nonforeign Status, then Seller shall provide Buyer with such other reasonable evidence to establish that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445).

9.     Time for Acceptance.

The date from which commences any time period used for measuring performance or events hereunder shall be the date when the last one of the Seller and the Buyer has properly executed the Agreement (the “Contract Date”). This Agreement executed by one (1) of the parties shall be considered a nonrevocable offer until the expiration of the time for acceptance provided in this paragraph.

10.     Time of the Essence.

Time, and timely performance, is of the essence of this Agreement and of the covenants and provisions hereunder. Any time period which shall end on a Saturday, Sunday or legal (or banking) holiday shall extend to 5:00 p.m. of the next full business day.

11.     Restrictions/Impact and Utility Fees.

(a)     If, prior to satisfaction of the contingencies provided for in this Contract, and the Closing contemplated by this Agreement, any governmental entity shall impose restrictions on the use of the Property which will impair its suitability for the Intended Use, then, at Buyer’s option, this Agreement may be terminated.

12.     Evidence of Title.

(a)   Within seven (7) days from the Contract Date the Buyer shall, at the Seller’s sole expense, obtain a signed commitment (the “Commitment”) for an ALTA Owners Title Insurance Policy issued by Commonwealth Land Title Insurance Company, agreeing to insure good and marketable title to the property in an amount equal to the Purchase Price, and evidencing (a) that there is or will be at Closing access from a public roadway to the Property and (b) that Seller is vested with fee simple title to the Property free and clear of all liens, encumbrances, exceptions, or qualifications whatsoever except for those exceptions to title that are described in the Commitment. Copies of all title exceptions shall be delivered to Buyer with the Commitment. The Commitment shall also evidence that upon the execution, delivery, and recordation of the deed to be delivered pursuant to this Agreement and upon satisfaction of all requirements specified in Schedule B, Section 1 of said Commitment, Buyer shall acquire fee simple title to the Property subject only to the matters herein permitted. Buyer shall notify Seller in writing within three (3) days after Buyer’s receipt of the Commitment of any objection that Buyer has to the status of title set forth therein. Such written notice shall specify those liens, encumbrances, exceptions or qualifications listed in the Commitment that are not acceptable to Buyer or that should be discharged by Seller at or before closing hereunder (any such liens, encumbrances, exceptions of qualifications referred to above and of which Buyer timely notifies Seller, being hereinafter referred to as “Title Defects”). If within the three (3) day period Buyer fails to notify Seller in writing of any objections to the status of title, then Buyer shall be deemed to be satisfied with the status of title as shown on the Commitment, and to have agreed to accept a conveyance to the Property subject to those such matters. Seller agrees to attempt in good faith to cure any objections to title of which it receives timely notice from Buyer.

(b)   If Seller shall, prior to the time of Closing, cure or eliminate the title defects to the satisfaction of the Title Insurance Company issuing the commitment in such manner as to permit the Title Insurance Company to either (i) endorse the commitment in a manner as to delete the title defects from the commitment or (ii) to mark the commitment at Closing to meet the requirements of this paragraph, the Closing shall take place on the date and the manner elsewhere specified in this Agreement. If the Seller is unable to cure or eliminate the title defects prior to Closing, Buyer shall either elect to terminate this Agreement or alternatively Buyer shall elect to close the purchase of the Property and accept the conveyance of Seller’s title subject to and notwithstanding the existence of the title defects, in which event the Closing shall take place on the date and in the manner elsewhere specified in this Agreement. If Buyer elects to terminate this Agreement because of the existence of title defects that have not been cured or eliminated, by giving written notice of that fact to Seller as aforesaid, all rights, obligations and liabilities of the parties under this Agreement shall terminate and be null and void.

(c)  If the Commitment is not delivered by the specified time and, in that event, to the extent that delivery of the Commitment is delinquent, all other time periods herein required shall be correspondingly extended the same number of days. A delay in delivery of the Commitment shall not be deemed a Seller default unless the delay extends past December 30, 2001.

(d)  Seller represents that to the best of Seller’s knowledge, bills for all work done or materials supplied to the Property have been paid. This representation will be true at Closing and Seller will execute an affidavit, to that effect at Closing. Seller promises to convey the Property free and clear of recorded mechanics’ liens, survey or engineers’ liens, claims of lien or other claims against the Property and shall execute and deliver to Buyer at Closing a No Lien Affidavit. In addition, Seller will cause to be eliminated from the Title Insurance Policy the unprinted exceptions for unrecorded mechanics’ liens, parties in possession, unrecorded easements, and survey exceptions (if a survey is provided).

13.     Conveyances.

Seller shall convey to the Buyer marketable fee simple title to the Property by general warranty deed, subject only to (1) real estate taxes for the year of Closing (prorated), (2) zoning, (3) those exceptions reflected on the Signed Commitment which have been approved by Buyer (or which Buyer is deemed to have approved). The conveyance instrument shall transfer all of Seller’s rights and interest in and to all improvements, fixtures, easements, public rights-of-way, licenses, privileges, tenements and appurtenances belonging or appertaining to the above-described land, if any, including, without limitation of the foregoing, all right, title and interest of Seller in and to any land lying in the bed of any street, alley, road or avenue (before or after vacation thereof, and whether previously abandoned or vacated) or hereafter abandoned or vacated) or any proposed street, alley, road or avenue, in front of or adjoining said land to the center line thereof. The legal description to be contained in the Deed shall be by reference to recorded Plat Book and Page.

14.     Default by Buyer.

If the conditions precedent to Buyer’s obligation to purchase have been fulfilled in the time(s) required herein and, thereafter, Buyer defaults on its obligations to purchase under this Agreement, then and in that event this Agreement shall terminate, in full and final settlement of all claims Seller may have against Buyer for breach of this Agreement.

15.     Default by Seller. Provided the Buyer is not in default, should the Seller default on its obligations under this Agreement, Buyer may elect to terminate this Agreement, or may enforce any other legal or equitable remedy it may have against Seller.

16.     Pending Seller Defaults.

The Seller is not, and at no time on or before the Closing will it be, in default with respect to its obligations or liabilities pertaining to the Property (excluding the payments required by any mortgages imposed on the Property), or any part thereof. There is not, and on the Closing Date there will not be, any state of facts or circumstances or conditions or events which, after notice or lapse of time or both, would constitute or result in any such default. To the best of Seller’s knowledge, there is no litigation or proceeding pending, contemplated or threatened against the Property or any part thereof, and Seller will reimburse Buyer for all liability, loss, costs and expenses resulting from claims arising or becoming applicable during or as a result of the Seller’s ownership of the property.

17.     Notice of Default.

No default as to any provision of this Agreement, on the part of either Buyer or Seller, shall be claimed or charged by either party against the other until notice thereof has been given to the defaulting party in writing, and such default remains uncured for a period of five (5) days after the defaulting party’s receipt of such notice.

18.     Condemnation.

If prior to Closing all or a portion of the Property is condemned, threatened to be condemned, or condemnation proceedings have been instituted for any public or quasi-public use or purpose, then, in any of such events, Buyer shall have the option to (i) terminate this Agreement, or (ii) proceed with the Closing and receive an assignment of Seller’s rights in and to any condemnation award or proceeds. Seller shall notify Buyer immediately in writing of the institution or threat of condemnation by a public or quasi-public authority. Within ten (10) days thereafter, Buyer shall notify Seller in writing of Buyer’s election of options (i) or (ii) as set forth above. If Buyer fails to notify Seller within the said ten (10) day period, then Buyer shall be deemed to have elected option (ii) above.

19.     Seller’s Supplementary Representations and Warranties.

In addition to its other representations and agreements under this Agreement, Seller represents to the Buyer as follows:

(a)  There has not been filed by or against Seller a petition in bankruptcy or other insolvency proceedings or for the reorganization or the appointment of a receiver or trustee.

(b)  Seller agrees not to sell, transfer, convey or encumber or cause to be sold, transferred, conveyed or encumbered, its interest in the Property, or any part thereof, or otherwise perform or permit any act or event which shall diminish, encumber, or affect Seller’s rights in and to the Property or prevent it from performing fully its obligations. This subparagraph shall not include utility easements granted by Seller to Volusia County or private providers of utility services, if said utility easements do not (in Buyer’s opinion, reasonably exercised) (i) materially affect Buyer’s ability to use the Property for its Intended Use or (ii) materially affect the value of the Property to Buyer. Seller agrees to provide Buyer with a copy of any proposed utility easement or agreement (and a sketch depicting the location of same) affecting the Property. Buyer shall have ten (10) days to notify Seller of its acceptance or rejection of said easement or agreement. If Buyer fails to notify Seller within said ten (10) day period of its acceptance or rejection of said easement or agreement, Buyer shall be deemed to have accepted same.

(c)  There are no agreements (that will materially adversely affect Buyer’s Intended Use of the Property) oral or written, with Volusia County, other regulatory bodies or any municipality with respect to the Property, except as have been disclosed by the Seller to the Buyer in writing.

(d)  Seller has not received written notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to, and does not have actual knowledge of, any actual or threatened taking of the Property or any portion thereof for any public or quasi-public purpose by the exercise of the right of condemnation or eminent domain.

(e)  Seller has not received any notices from any city, village, state or other governmental authority of zoning, building, fire, air pollution, water pollution, environmental or health code violations in respect to the Property that have not been corrected.

(f)  The representations of Seller set forth in this Agreement will be true at Closing; provided, however, if they are not true at Closing, Buyer’s sole remedy will be to terminate this Agreement.

(g)  Seller is duly created, validly existing, and in good standing under Florida law, is duly qualified and in good standing under the laws of the state in which the Property is located, and has all required power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

(h)  Prior to the date hereof, the Board of Directors of Seller directed and authorized the execution and delivery of this Agreement, and the execution and delivery of all instruments and performance by it of all of the transactions contemplated hereby to be executed and carried out by it.

(i)  The execution and delivery and performance under this Agreement by Seller does not and will not result in any violation of, or be in conflict with or constitute a default under, any provision of the articles of Association of Seller, or of any agreement, mortgage, deed of trust, indenture, license, security agreement, or any other instrument or any judgment, decree, order, statute, rule or governmental regulation

(j)  No consent, approval, or authorization of or registration, qualifications, designation, declaration, or filing with any governmental authority is required in connection with the execution and delivery of and performance of this Agreement by Seller, except for the approvals set forth in Paragraph 3 of this Agreement.

20.     Buyer’s Warranties and Representations as to Authority.

Buyer represents and warrants (which representations and warranties shall also be true at the time of Closing) as follows:

(a)  Buyer is duly created, validly existing, and in good standing under Florida law, is duly qualified and in good standing under the laws of the state in which the Property is located, and has all required power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

(b)  Prior to the date hereof, the Board of Directors of Buyer directed and authorized the execution and delivery of this Agreement, and the execution and delivery of all instruments and performance by it of all of the transactions contemplated hereby to be executed and carried out by it.

(c)  The execution and delivery and performance under this Agreement by Buyer does not and will not result in any violation of, or be in conflict with or constitute a default under, any provision of the articles of Association of Buyer, or of any agreement, mortgage, deed of trust, indenture, license, security agreement, or any other instrument or any judgment, decree, order, statute, rule or governmental regulation

(d)  No consent, approval, or authorization of or registration, qualifications, designation, declaration, or filing with any governmental authority is required in connection with the execution and delivery of and performance of this Agreement by Buyer, except for the approvals set forth in Paragraph 3 of this Agreement.

21.     Assignment.

This Agreement and the rights created thereby may be assigned by the Buyer to any person, partnership or corporation and Buyer may elect to appoint a nominee to take title.

22.     Successors and Assigns.

The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders, as the context requires.

23.     Notices.

All notices provided for in this Agreement shall be sent or delivered by registered or certified mail to the parties, return receipt requested, with a copy forwarded to their respective attorneys, at the addresses set forth below or at such other addresses as the parties shall designate to each other in writing:

SELLER:	DON BELL INDUSTRIES, INC.
C/O DISPLAY TECHNOLOGIES, INC.
6225 OLD CONCORD ROAD CHARLOTTE
NORTH CAROLINA 28213
ATTN: PRESIDENT

Copy to:	LARRY D. LEDBETTER
KILPATRICK STOCKTON LLP
SUITE 2800, 1100 PEACHTREE STREET
ATLANTA, GEORGIA 30309-4530

BUYER:	DON BELL SIGNS, LLC
C/O GARY BELL
65 OAK PLACE
PORT ORANGE, FLORIDA 32127

Copy to:	G. LARRY SIMS, ESQUIRE
BLACK, SIMS, BURNETT & BIRCH, LLP
501 NORTH GRANDVIEW AVENUE, 3RD FLOOR
POST OFFICE DRAWER 265669
DAYTONA BEACH, FLORIDA 32126-5669

Any notice of demand so given, delivered or made by United States mail shall be deemed so given, delivered or made on the day received (as evidenced by the return receipt) addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made.

Buyer and Seller may from time to time notify the other of changes with respect to whom and where notices should be sent by sending notification of such changes pursuant to this paragraph.

24.     Typewritten or Handwritten Provisions.

Handwritten provisions inserted in this Agreement and typewritten provisions initialed by both parties shall control over the typewritten provisions in conflict therewith.

25.     Entire Agreement.

This Agreement contains the entire understanding between the parties and the parties agree that no representation was made by or on behalf of the other which is not contained in this Agreement, and that in entering into this Agreement neither relied upon any representation not herein contained. This Agreement shall be interpreted and enforced under the laws of the State of Florida. This Agreement shall not be binding upon the Seller and Buyer until executed by an officer of the Seller and Buyer, its corporate seal affixed, and an executed copy of the Agreement has been delivered to the Buyer and Seller.

26.     Captions.

The captions for each paragraph of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, or the intent of any provision thereof.

27.     Recording.

This Agreement, or a memorandum thereof, may not be recorded in the Public Records of the County where the Property is located.

28.     Execution of Documents.

Each party hereto covenants and agrees that it will at any time and from time to time do such reasonable acts and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such reasonable documents in order to carry out fully and effectuate the transaction herein contemplated.

29.     Amendments and Waivers.

This Agreement may not be amended, modified, altered, or changed in any respect whatsoever, except by a further agreement in writing duly executed by the parties hereto. No failure by Buyer or Seller to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party hereto, by notice, may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto. No waiver shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect withrespect to any other then existing or subsequent breach thereof.

IN WITNESS WHEREOF, the parties hereunder have this day set their hands and seals.

DON BELL INDUSTRIES, INC.

BY:
SELLER

DON BELL SIGNS, LLC

BY:
BUYER